                                                         [LOGO]
                                                         [COMPANY]

April 6, 2000                                            Lynda Godkin
                                                         Senior Vice President,
                                                         General Counsel &
                                                         Corporate Secretary

Board of Directors
Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT 06089

RE:   GENERAL ACCOUNT OPTION
      HARTFORD LIFE INSURANCE COMPANY
      FILE NO. 333-30013

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of a certain group deferred annuity contract (the "Contract") that will be offered and sold by Hartford Life Insurance Company (the "Company") and certain units of interest to be issued in connection with the Contract. I have examined such documents (including the Form S-2 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contract.

2. The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance will be valid and binding upon the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-2 Registration Statement and to the reference to my name under the heading "Legal Opinions" in the prospectus included as a part of such Form S-2.

Sincerely,

/s/ Lynda Godkin

Lynda Godkin